Exhibit 4.3

Form of Underwriter’s Warrant

Incannex Healthcare Limited

WARRANT TO PURCHASE Warrant Securities

Warrant No.: [●]

Number of ADSs: [●]

Date of Issuance: [●], 2021 (“Issuance Date”)

Incannex Healthcare Limited, an Australian corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Roth Capital Partners, LLC, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to purchase American Depositary Shares, which represent [ ] Ordinary Shares (including any Warrants to Purchase American Depositary Shares issued in exchange, transfer or replacement hereof, this “Warrant”), at any time or times on or after the Issuance Date (the “Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), [__]1 of American Depositary Shares (the “Warrant Securities”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 15. This Warrant is the Underwriter Warrant to Purchase Warrants Securities issued pursuant to (i) Section 4(e) of the Underwriting Agreement, dated as of [●], 2021, by and between the Company and Roth Capital Partners, LLC (the “Underwriting Agreement”) and (ii) the Company’s Registration Statement on Form F-1 (File No.: 333-258879) (the “Registration Statement”).

1.	EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part (but not as to fractional shares), by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”) of the Holder’s election to exercise this Warrant. No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice form be required. Within two (2) Trading Days of the delivery of such Exercise Notice, if the Holder is not electing a Cashless Exercise (as defined below) pursuant to Section 1(d) of this Warrant, the Holder shall pay to the Company an amount equal to the applicable Exercise Price multiplied by the number of Warrant Securities as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”). The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder; provided, however, that in the event that this Warrant is exercised in full or for the remaining unexercised portion hereof, the Holder shall deliver this Warrant to the Company for cancellation within a reasonable time after such exercise, but in any event within five (5) Trading Days of the delivery of the Exercise Notice. On or before the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice and the Aggregate Exercise Price, if any (the date upon which the Company has received the Exercise Notice and such Aggregate Exercise Price, the “Exercise Date”), the Company shall transmit by facsimile or e-mail transmission an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s depositary for the ADSs (the “Depositary”). The Company shall deliver any objection to the Exercise Notice on or before the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice. On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice and any Aggregate Exercise Price prior to such Trading Day (the “Share Delivery Date”), the Company shall, (X) provided that the Depositary is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of the Holder, credit such aggregate number of ADSs to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y), if the Depositary is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of ADSs to which the Holder is entitled pursuant to such exercise. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Securities represented by this Warrant submitted for exercise is greater than the number of Warrant Securities being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than five (5) Trading Days after any such submission of the original Warrant and at its own expense, issue a new Warrant (in accordance with Section 6(d) of this Warrant) representing the right to purchase the number of Warrant Securities purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Securities with respect to which this Warrant has been and/or is exercised. The Company shall pay any and all taxes and other expenses of the Company (including overnight delivery charges) that may be payable with respect to the issuance and delivery of Warrant Securities upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any Transfer (as defined below) involved in the registration of any certificates for Warrant Securities or Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or Transferring this Warrant or receiving Warrant Securities upon exercise hereof.

[1]	NTD: Warrants will be for 7.5% of the ADSs offered in the offering, with three separate warrants, each representing 2.5% of the 7.5%, and each containing identical terms outside of the exercise price.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $[●]1, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within seven (7) Business Days of the Exercise Date a certificate for the number of ADSs to which the Holder is entitled and register such ADSs on the Company’s share register or to credit the Holder’s balance account with DTC for such number of ADSs to which the Holder is entitled upon the Holder’s exercise of this Warrant, and if on or after such Trading Day the Holder purchases, or another Person purchases on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise), ADSs to deliver in satisfaction of a sale by the Holder of ADSs issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) Business Days after the Holder’s written request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs or the units comprised of an ADS and a warrant to purchase ADSs, as applicable, so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Securities) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Securities and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ADSs, times (B) the Weighted Average Price (as reported by Bloomberg) on the date of the event giving rise to the Company’s obligation to deliver such ADSs.

(d) Cashless Exercise. The Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of ADSs determined according to the following formula (a “Cashless Exercise”):

Net Number = (A - B) (X)

(A)

For purposes of the foregoing formula:

A= the Weighted Average Price for the three (3) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

B= the Exercise Price.

X= the total number of shares with respect to which this Warrant is then being exercised.

(e) Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as amended, as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Warrant Securities issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Securities shall be deemed to have commenced, on the Issuance Date.

[2]	Exercise price will be 120% of the offering price for first tranche of warrants; 135% of the offering price for second tranche of warrants; and 150% for third tranche of warrants.

(f) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Securities, the Company shall promptly issue to the Holder the number of Warrant Securities that are not disputed.

(g) Beneficial Ownership. The Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares, including Ordinary Shares represented by ADSs, outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of ADSs beneficially owned by such Person and its affiliates shall include the number of ADSs issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude ADSs which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being acknowledged that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act, and the Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Warrant, in determining the number of outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, the Holder may rely on the number of outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, as reflected in the most recent of (1) the Company’s Form 20-F or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of Ordinary Shares outstanding. In any case, the number of outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The Holder shall be responsible, at the Holder’s cost, for any filings with the Securities and Exchange Commission required to be made by the Holder on account of its ownership of this Warrant or the underlying Warrant Securities.

2.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SECURITIES.

The Exercise Price and the number of Warrant Securities shall be adjusted from time to time, as provided by ASX Listing Rules and as follows:

Adjustment upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding ADSs into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Securities will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding ADSs into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Securities will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.	FUNDAMENTAL TRANSACTIONS.

(a)	Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing (unless the Company is the Successor Entity) all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(a), including an agreement to deliver to each Holder of the Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the ADSs reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the ADSs (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of the common stock or common shares (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section 3(a) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

(b) Applicability to Successive Transactions. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

4.	NONCIRCUMVENTION.

The Company hereby covenants and agrees that the Company will not, by amendment of its Constitution or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, take any action designed or intended to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith comply with all the provisions of this Warrant.

5.	WARRANT HOLDER NOT DEEMED A STOCKHOLDER.

Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Securities which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6.	REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company and, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Securities being transferred by the Holder and, if less than the total number of Warrant Securities then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(d)) to the Holder representing the right to purchase the number of Warrant Securities not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in reasonable and customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d)) representing the right to purchase the Warrant Securities then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6(d)) representing in the aggregate the right to purchase the number of Warrant Securities then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Securities as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional ADSs shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Securities then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a) or Section 6(c), the Warrant Securities designated by the Holder which, when added to the number of ADSs underlying the other new Warrants issued in connection with such issuance, do not exceed the number of Warrant Securities then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

7.	NOTICES.

The Company shall provide Holder with prompt written notice of all actions taken pursuant to this Warrant. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, will be mailed (a) if within the domestic United States, by first-class registered or certified airmail, or internationally recognized overnight express courier, postage prepaid, or by e-mail or (b) if delivered from outside the United States, by International Federal Express, facsimile or e-mail, and (c) will be deemed given (i) if delivered by first-class registered, three (3) Business Days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (iii) if delivered by International Federal Express, two (2) Business Days after so mailed and (iv) if delivered by facsimile or e-mail, upon electronic confirmation of receipt, and will be delivered and addressed as follows:

(i) if to the Company, to:

Incannex Healthcare Limited

Suite 15, Level 12, 401 Docklands Drive, Docklands 3008, VIC, Australia

Attn: Joel Latham

E-Mail: joel@incannex.com.au

with a copy to:

Rimôn Law Pty Ltd.

Level 10, 20 Martin Place

Sydney, NSW 2000

Attn: Andrew Reilly

E-Mail: Andrew.reilly@rimonlaw.com

(ii) if to the Holder, at the address of the Holder appearing on the books of the Company.

8.	AMENDMENT AND WAIVER.

Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders. Any such amendment shall apply to all Warrants and be binding upon all registered holders of such Warrants.

9.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Holder, each irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Holder, each irrevocably waive any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER, HEREBY WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

10.	CONSTRUCTION; HEADINGS.

This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11.	DISPUTE RESOLUTION.

In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Securities, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or e-mail within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Securities within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or e-mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld, or (b) the disputed arithmetic calculation of the Warrant Securities to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. The prevailing party (which, for purposes of this Warrant, is the party whose determinations or calculations is closest to those of the investment bank or the accountant, as the case may be) in any dispute resolved pursuant to this Section 11 shall be entitled to the full amount of all reasonable expenses, including all costs and fees paid or incurred in good faith, in relation to the resolution of such dispute. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

12.	REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.

The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

13.	TRANSFER.

Subject to applicable laws and the restrictions set forth in this Section 13, this Warrant and Warrant Securities may be transferred without the consent of the Company. The Holder agrees that, pursuant to the Lock-Up Period (as defined below) contained in Rule 5110(e)(1) of the Financial Industry Regulatory Authority, Inc. (“FINRA”), it will not (a) sell, transfer, assign, pledge or hypothecate this Warrant (including any Warrant Securities issued or issuable hereunder) other than to a bona fide officer or partner of the Holder if such officer or partner remains subject to the restrictions of this Section 13 for the remainder of the Lock-Up Period, in each case in accordance with FINRA Rule 5110(e), or (b) cause this Warrant or any Warrant Securities issued or issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Warrant or any Warrant Securities issued or issuable hereunder, except as provided for in FINRA Rule 5110(e)(2). As used herein, the term “Lock-Up Period” means the period beginning on the date that the Registration Statement is declared effective by the Securities and Exchange Commission (the “Effective Date”) and ending on the one hundred eighty (180) day anniversary of the Effective Date. In addition, notwithstanding the other terms of this Warrant or any agreement between the Company and the Holder, the Holder agrees that, consistent with FINRA Rule 5110(g)(8): (i) this Warrant may not be exercised more than five (5) years from the commencement of sales of the public offering contemplated by the Underwriting Agreement; (ii) the Holder shall not have any registration rights (including demand or piggyback rights) with respect to the Warrant or the Warrant Securities; (iii) this Warrant may not have anti-dilution terms that allow the Holder and related persons to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; and (iv) this Warrant may not have anti-dilution terms that allow the Holder and related persons to receive or accrue cash dividends prior to the exercise or conversion of this Warrant.

14.	REPRESENTATIONS OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

(a) Purchase for Own Account. This Warrant and the Warrant Securities issuable upon exercise of this Warrant by the Holder are being acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act. The Holder has not been formed for the specific purpose of acquiring this Warrant or the Warrant Securities.

(b) Disclosure of Information. The Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and the Warrant Securities issuable upon exercise of this Warrant. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and the Warrant Securities issuable upon exercise of this Warrant and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

(c) Investment Experience. The Holder understands that the purchase of this Warrant and the Warrant Securities issuable upon exercise of this Warrant involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and the Warrant Securities issuable upon exercise of this Warrant and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d) Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(g) No Voting Rights. The Holder, as a Holder of this Warrant, understands that it does not have any voting rights in respect of this Warrant or the Warrant Securities and shall not have such rights until the exercise of this Warrant.

15.	CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg Financial Markets.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(c) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d) “Ordinary Shares” means (i) the ordinary shares of the Company with no par value, and (ii) any share capital into which such Ordinary Shares shall have been changed or any share capital resulting from a reclassification of such Ordinary Shares.

(e) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for ADSs.

(f) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Market or The NASDAQ Global Select Market.

(g) “Expiration Date” means the third (3rd) anniversary of the Exercisability Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded (a “Holiday”), the next date that is not a Holiday.

(h) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person (but excluding a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding ADSs (not including any ADSs held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding ADSs (not including any ADSs held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares, including Ordinary Shares represented by ADSs.

(i) “Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares, ADSs or Convertible Securities.

(j) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(k) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(l) “Principal Market” means The NASDAQ Capital Market.

(m) “Required Holders” means, as of any date, the holders of at least a majority of the Warrants outstanding as of such date.

(n) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(o) “Trading Day” means any day on which the ADSs are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the ADSs, then on the principal securities exchange or securities market on which the ADSs are then traded; provided that “Trading Day” shall not include any day on which the ADSs are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the ADSs are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(p) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group, Inc. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 11 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Ordinary Shares represented by American Depositary Shares to be duly executed as of the Issuance Date set out above.

INCANNEX HEALTHCARE LIMITED

By:
Name:	Joel Latham
Title:	Managing Director and Chief Executive Officer

By:
Name:	Madhukar Bhalla
Title:	Company Secretary

[Signature Page to Underwriter Warrant]

Exhibit A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE Warrant Securities

INCANNEX HEALTHCARE LIMITED

The undersigned holder hereby exercises the right to purchase _________________ of the same securities issued to investors in the offering, which may consist of ADSs or units comprised of ADSs and warrants to purchase ADSs (“Warrant Securities”) of Incannex Healthcare Limited, an Australian corporation (the “Company”), evidenced by the attached Warrant to Purchase Warrant Securities (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________a “Cash Exercise” with respect to _________________ Warrant Securities; and/or

____________a “Cashless Exercise” with respect to _______________ ADSs.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Securities to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Securities. The Company shall deliver to the holder __________ Warrant Securities in accordance with the terms of the Warrant and, after delivery of such Warrant Securities, _____________ Warrant Securities remain subject to the Warrant.

4. Representations and Warranties. By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of ADSs (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 1(e) of this Warrant to which this notice relates.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

A-1